Unaudited Pro Forma Financial Information

On October 16, 2014, Heritage-Crystal Clean, Inc. ("Heritage-Crystal Clean") purchased the outstanding stock of FCC Environmental LLC, a Delaware limited liability company and International Petroleum Corp. of Delaware, a Delaware corporation (together, "FCC Environmental"), pursuant to a Stock Purchase Agreement entered into with Dédalo Patrimonial S.L.U., a sociedad limitadad unipersonal formed under the laws of Spain (the "Acquisition"). FCC Environmental is an environmental services provider and collector of used oil in the United States operating 34 facilities in the Eastern half of the United States. The purchase price for FCC Environmental was $90 million subject to certain adjustments, including, without limitation, a working capital adjustment and indemnification rights and obligations.

In order to finance the Acquisition, on October 16, 2014, Heritage-Crystal Clean entered into a First and Second Amendment (collectively the "Amendments") to its Amended and Restated Credit Agreement with Bank of America, N.A. dated February 5, 2013 (the "Credit Agreement"), and borrowed an additional $62.1 million in the form of a Term A loan and $12.0 million in the form of a revolving loan. Upon completion of the Acquisition, Heritage-Crystal Clean had $80.0 million outstanding under its Term A loan as of October 16, 2014.

The following unaudited pro forma consolidated financial information for Heritage-Crystal Clean and FCC Environmental (together the "Company") as a combined company gives effect to (i) the Amendments, (ii) the acquisition method of accounting for the Acquisition, and (iii) payment of related fees and expenses. The unaudited pro forma consolidated balance sheet as of June 14, 2014 is presented as if the Acquisition had been completed on June 14, 2014. The unaudited pro forma consolidated statements of operations for the fiscal year ended December 28, 2013 and for the first half ended June 14, 2014 are presented as if the Acquisition had been completed on December 30, 2012, the first day of the Company's fiscal 2013 year.

The following unaudited pro forma consolidated financial information is based on the historical financial statements of Heritage-Crystal Clean and FCC Environmental that are set forth below. Heritage-Crystal Clean's consolidated financial statements were prepared in accordance with accounting principles generally accepted in the United States of America ("U.S. GAAP"). The FCC Environmental historical financial information was prepared under International Financial Reporting Standards ("IFRS") as adopted by the European Union ("IFRSEU"). Adjustments have been applied to the FCC Environmental historical financial information in order to present the historical financial information under U.S. GAAP.

Heritage-Crystal Clean's fiscal year ends on the Saturday closest to December 31, while FCC Environmental has utilized a calendar year. The unaudited pro forma balance sheet combines Heritage-Crystal Clean's historical consolidated balance sheet as of June 14, 2014 with FCC Environmental's historical combined balance sheet as of June 30, 2014. The unaudited pro forma consolidated statement of operations for the first half ended June 14, 2014 combines Heritage-Crystal Clean's historical consolidated statement of income for the first half ended June 14, 2014 with FCC Environmental's historical carve-out combined statement of operations for the six months ended June 30, 2014. The unaudited pro forma consolidated statement of operations for the fiscal year ended December 28, 2013 combines Heritage-Crystal Clean's historical consolidated statement of income for the fiscal year ended December 28, 2013 with FCC Environmental's historical combined statement of operations for the year ended December 31, 2013.

Additionally, certain items have been reclassified from FCC Environmental's historical financial statements to align the presentation of those financials with Heritage-Crystal Clean's financial statement presentation. These reclassifications were determined based upon the information currently available to Heritage-Crystal Clean, and additional reclassifications may be necessary once the acquisition accounting is completed and additional information is available.

This unaudited pro forma combined financial information is presented for informational purposes only and does not purport to represent what the Company's results of operations or financial position actually would have been had the Acquisition and the related transactions in fact occurred on the dates specified, nor does the information purport to project the Company's results of operations or financial position for any future period or at any future date. The information does not reflect cost savings, operating synergies, or revenue enhancements expected to result from the acquisition of FCC Environmental or the costs to achieve any such cost savings, operating synergies, or revenue enhancements. All pro forma adjustments are based on preliminary estimates and assumptions and are subject to revision upon finalization of the purchase accounting for the Acquisition.

Once Heritage-Crystal Clean has completed the valuation studies necessary to finalize the required purchase price allocations in connection with the Acquisition, the unaudited pro forma combined financial information will be subject to adjustment. Such adjustments will likely result in changes to the unaudited pro forma combined balance sheet and the unaudited pro forma combined statements of operations to reflect, among other things, the final allocation of the purchase price. There can be no assurance that such changes will not be material.

The unaudited pro forma combined financial information does not reflect any adjustments for synergies that Heritage-Crystal Clean expects to realize in connection with acquiring FCC Environmental. No assurances can be made as to the amount of net cost savings, if any, that may be realized.

The following unaudited pro forma consolidated financial information and the accompanying notes should be read together with (1) Heritage-Crystal Clean's audited consolidated financial statements and accompanying notes as of and for the fiscal year ended December 28, 2013 and Management's Discussion and Analysis of Financial Condition and Results of Operations included in Heritage-Crystal Clean's Annual Report on Form 10-K for the fiscal year ended December 28, 2013, which was filed with the SEC on March 3, 2014, (2) Heritage-Crystal Clean's unaudited consolidated financial statements and accompanying notes as of and for the first half ended June 14, 2014 and Management's Discussion and Analysis of Financial Condition and Results of Operations included in Heritage-Crystal Clean's Quarterly Report on Form 10-Q for the fiscal quarter ended June 14, 2014, which was filed with the SEC on July 24, 2014, (3) the audited carve-out combined financial statements of FCC Environmental LLC (Consolidated) and International Petroleum Corp. of Delaware as of and for the years ended December 31, 2013, December 31, 2012, and December 31, 2011, included in this Report on Form 8-K as Exhibit 99.1, and (4) the unaudited carve-out combined financial statements of FCC Environmental LLC (Consolidated) and International Petroleum Corp. of Delaware as of and for the six months ended June 30, 2014 and June 30, 2013, included in this Report on Form 8-K as Exhibit 99.2.

Heritage-Crystal Clean, Inc.
Unaudited Pro Forma Consolidated Balance Sheet
As of June 14, 2014
(In Thousands, Except Share and Par Value Amounts)

	Heritage-Crystal Clean, Inc.	FCC Environmental Historical Financial Statements	Presentation Reclassifications (Note 1)		U.S. GAAP Adjustments (Note 3)	Pro Forma Adjustments (Note 4)		Pro Forma
ASSETS
Current Assets:
Cash and cash equivalents	$18,029	$576	$—		$—	$(16,566)	4.a	$2,039
Accounts receivable - net	35,921	19,207	—		104	—		55,232
Other receivables	—	1,855	(1,855)	1.a	—	—		—
Inventory - net	29,940	9,145	—		(104)	2,819	4.b	41,800
Deferred income taxes	1,004	—	—		—	265	4.h	1,269
Income tax receivables - current	—	1,087	—		—	—		1,087
Other current financial assets	—	5,602	(5,602)	1.a	—	—		—
Other current assets	3,980	2,148	7,343	1.a	—	559	4.c	14,030
Total Current Assets	88,874	39,620	(114)		—	(12,923)		115,457
Property, plant, and equipment - net	87,829	38,641	(179)	1.b	—	9,584	4.d	135,875
Equipment at customers - net	20,534	—	179	1.b	—	—		20,713
Software and intangible assets - net	15,566	31,869	—		(24,656)	915	4.e	23,694
Goodwill	9,787	35,567	—		(11,108)	(17,226)	4.f	17,020
Deferred income taxes	—	31,877	(2,741)	1.d	13,868	(43,004)	4.h	—
Other non-current assets	—	—	—		—	1,304	4.c	1,304
Total Assets	$222,590	$177,574	$(2,855)		$(21,896)	$(61,350)		$314,063

	Heritage-Crystal Clean, Inc.	FCC Environmental Historical Financial Statements	Presentation Reclassifications (Note 1)		U.S. GAAP Adjustments (Note 3)	Pro Forma Adjustments (Note 4)		Pro Forma
LIABILITIES AND STOCKHOLDERS' EQUITY
Current Liabilities:
Accounts payable	$25,538	$5,997	$2,346	1.c	$—	$—		$33,881
Current maturities of long-term debt and term loan	2,410	2,059	—		—	3,106	4.g	7,575
Accrued salaries, wages, and benefits	3,018	—	2,474	1.c	—	—		5,492
Other payables	—	7,038	(7,038)	1.c	—	—		—
Other accrued expenses	2,776	—	—		—	2,322	4.i	5,098
Taxes payable	1,790	—	2,104	1.c	—	—		3,894
Other current liabilities	—	15,360	—		—	(12,924)	4.j	2,436
Deferred income taxes	—	—	860	1.d	—	(860)	4.h	—
Total Current Liabilities	35,532	30,454	746		—	(8,356)		58,376
Term loan, less current maturities	17,125	—	—		—	59,019	4.g	76,144
Long-term revolving debt	—	—	—		—	12,000	4.g	12,000
Long-term debt, less current maturities	448	—	—		—	—		448
Deferred income taxes	9,205	3,601	(3,601)	1.d	—	(3,095)	4.h	6,110
Other long-term liabilities	—	2,161	—		—	—		2,161
Total Liabilities	$62,310	$36,216	$(2,855)		$—	$59,568		$155,239

STOCKHOLDERS' EQUITY:
Common stock - 26,000,000 shares authorized at $0.01 par value, 18,440,828 shares issued and outstanding at June 14, 2014	$184	$—	$—		$—	$—		$184
Additional paid-in capital	146,829	—	—		—	—		146,829
Retained earnings (deficit)	12,413	141,358	—		(21,896)	(120,918)	4.i	10,957
Total Heritage-Crystal Clean, Inc. Stockholders' Equity	159,426	141,358	—		(21,896)	(120,918)		157,970
Non-controlling interest	854	—	—		—	—		854
Total Equity	$160,280	$141,358	$—		$(21,896)	$(120,918)		$158,824
Total Liabilities and Stockholders' Equity	$222,590	$177,574	$(2,855)		$(21,896)	$(61,350)		$314,063

See accompanying notes to unaudited pro forma combined financial statements.

Heritage-Crystal Clean, Inc.
Unaudited Pro Forma Consolidated Statement of Operations
For the Year Ended December 28, 2013
(In Thousands, Except per Share Amounts)

	Heritage-Crystal Clean, Inc.	FCC Environmental Historical Financial Statements	Presentation Reclassifications (Note 1.e)	U.S. GAAP Adjustments (Note 3)	Pro Forma Adjustments (Note 4)		Pro Forma

Revenues
Product revenues	$132,409	$144,098	$—	$—	$—		$276,507
Service revenues	150,727	18,383	—	—	—		169,110
Total revenues	$283,136	$162,481	$—	$—	$—		$445,617

Operating expenses
Operating costs	$234,638	$—	$136,159	$—	$—		$370,797
Selling, general, and administrative expenses	30,274	—	26,818	—	—		57,092
Depreciation and amortization	9,524	9,757	—	(833)	(1,674)	4.l	16,774
Supplies	—	94,068	(94,068)	—	—		—
Staff costs	—	39,837	(39,837)	—	—		—
Other operating expenses	—	29,160	(29,160)	—	—		—
Impairment	—	42,273	239	38,049	—		80,561
Other expense - net	210	(150)	(90)	—	—		(30)
Operating income (loss)	8,490	(52,464)	(61)	(37,216)	1,674		(79,577)
Interest expense – net	417	518	(61)	—	3,147	4.m	4,021
Income (loss) before income taxes	8,073	(52,982)	—	(37,216)	(1,473)		(83,598)
Provision for (benefit of) income taxes	3,428	(20,113)	—	(14,412)	(545)	4.h	(31,642)
Net income (loss)	4,645	(32,869)	—	(22,804)	(928)		(51,956)
Income attributable to noncontrolling interest	100	(58)	—	—	—		42
Net income (loss) attributable to common stockholders	$4,545	$(32,811)	$—	$(22,804)	$(928)		$(51,998)

Net income (loss) per share: basic	$0.25						$(2.85)
Net income (loss) per share: diluted	$0.24						$(2.85)

Number of weighted average shares outstanding: basic	18,224						18,224
Number of weighted average shares outstanding: diluted	18,552						18,224

See accompanying notes to unaudited pro forma combined financial statements.

Heritage-Crystal Clean, Inc.
Unaudited Pro Forma Consolidated Statement of Operations
For the First Half Ended June 14, 2014
(In Thousands, Except per Share Amounts)

	Heritage-Crystal Clean, Inc.	FCC Environmental Historical Financial Statements	Presentation Reclassifications (Note 1.e)	U.S. GAAP Adjustments (Note 3)	Pro Forma Adjustments (Note 4)		Pro Forma

Revenues
Product revenues	$67,917	$49,541	$13,510	$—	$—		$130,968
Service revenues	76,129	20,721	(13,911)	—	—		82,939
Total revenues	$144,046	$70,262	$(401)	$—	$—		$213,907

Operating expenses
Operating costs	$120,890	$—	$59,866	$—	$—		$180,756
Selling, general, and administrative expenses	17,149	—	11,313	—	(1,538)	4.k	26,924
Depreciation and amortization	5,318	4,658	—	(1,452)	418	4.l	8,942
Supplies	—	39,155	(39,155)	—	—		—
Staff costs	—	17,960	(17,960)	—	—		—
Other operating expenses	—	15,479	(15,479)	—	—		—
Other gains (losses) - net	—	(1,042)	1,042	—	—		—
Impairment and results of sales of fixed assets	—	(5)	5	—	—		—
Other expense (income) - net	185	(226)	(33)	—	—		(74)
Operating income (loss)	504	(5,717)	—	1,452	1,120		(2,641)
Interest expense – net	86	81	—	—	1,573	4.m	1,740
Income (loss) before income taxes	418	(5,798)	—	1,452	(453)		(4,381)
Provision for (benefit of) income taxes	69	(2,126)	—	544	(168)	4.h	(1,681)
Net income (loss)	349	(3,672)	—	908	(285)		(2,700)
Income attributable to noncontrolling interest	79	—	—	—	—		79
Net income (loss) attributable to common stockholders	$270	$(3,672)	$—	$908	$(285)		$(2,779)

Net income (loss) per share: basic	$0.01						$(0.15)
Net income (loss) per share: diluted	$0.01						$(0.15)

Number of weighted average shares outstanding: basic	18,412						18,412
Number of weighted average shares outstanding: diluted	18,738						18,412

See accompanying notes to unaudited pro forma combined financial statements.

NOTES TO UNAUDITED PRO FORMA CONSOLIDATED FINANCIAL STATEMENTS

(1)    BASIS OF PRO FORMA PRESENTATION

The unaudited pro forma consolidated financial information presented is based on the historical audited and unaudited consolidated financial information of Heritage-Crystal Clean and the audited and unaudited carve-out combined financial information of FCC Environmental. The unaudited pro forma consolidated balance sheet as of June 14, 2014 assumes that the FCC Environmental acquisition was completed on that date. The unaudited pro forma consolidated statements of operations for the year ended December 28, 2013 and the first half ended June 14, 2014, assumes the FCC Environmental acquisition had been completed on December 30, 2012, the first day of Heritage-Crystal Clean's fiscal 2013. Pro forma adjustments reflected in the unaudited pro forma consolidated balance sheet are based on items that are directly attributable to the FCC Environmental acquisition and related financing that are factually supportable. Pro forma adjustments reflected in the unaudited pro forma consolidated statements of operations are based on items that are directly attributable to the acquisition and related financing and are factually supportable and expected to have a continuing impact on the Company. The acquisition will be accounted for as a business combination. Accordingly, the assets acquired and liabilities assumed are recorded based on their estimated fair values. The unaudited pro forma consolidated statements of operations do not reflect the cost of any integration activities or benefits from the acquisition or synergies that may be derived from any integration activities, both of which may have a material effect on the Company's consolidated statements of operations in periods following the completion of the FCC Environmental acquisition. The FCC Environmental historical financial information was prepared under IFRSEU. Adjustments have been applied to the FCC Environmental historical financial information in order to present the historical financial information under U.S. GAAP.

In addition, certain amounts in the FCC Environmental historical financial information have been reclassified to conform to Heritage-Crystal Clean's financial statement presentation. The material reclassification items are as follows:

a)    $1.9 million of Other Receivables and $5.6 million of Other current financial assets into Other current assets, as Heritage-Crystal Clean does not use these balance sheet headings.

b)    $0.2 million of Equipment at customers out of Property, plant, and equipment - net, as this is a separate disclosure item for Heritage-Crystal Clean.

c)    $7.0 million of Other payables as follows, based on the detailed review of the account balances:

•$2.5 million to Accrued salaries, wages, and benefits;

•$2.1 million to Taxes payable; and

•$2.3 million to Accounts payable

d)    $3.6 million, $2.7 million, and $0.9 million of non-current deferred tax liabilities, non-current deferred tax assets, and current deferred tax assets, respectively, to accurately reflect U.S. GAAP presentation of deferred taxes.

e)    The reclassification adjustments to the Statement of Operations for the fiscal year ended December 28, 2013 and the first half ended June 14, 2014 relate to the structure of the Statement of Operations for Heritage-Crystal Clean, which breaks out costs by function between Operating costs and Selling, general, and administrative expenses compared to the structure at FCC Environmental which breaks out costs based on nature, such as Supplies, Staff costs, and Other operating expenses. Other immaterial reclassifications have been made to the presentation of the Statement of Operations.

(2)    FCC ENVIRONMENTAL ACQUISITION TRANSACTION SUMMARY

On October 16, 2014, Heritage-Crystal Clean purchased FCC Environmental for $90.0 million and paid in cash a purchase price of $88.8 million, net of a working capital adjustment of $1.2 million.

Financing

Concurrently, and in connection with the purchase of FCC Environmental, Heritage-Crystal Clean entered into a First and Second Amendment (collectively the "Amendments") to its Amended and Restated Credit Agreement. On October 16, 2014 Heritage-Crystal Clean borrowed an additional $62.1 million under the Credit Agreement in the form of a Term A loan with an interest rate of 3.15% and $12.0 million as a revolving loan with an interest rate of 5.25%. The facilities, together with cash on hand, funded the FCC Environmental acquisition, including the payment of related fees and expenses.

At this time, the Company has not completed a detailed valuation analysis to determine the fair values of FCC Environmental's assets and liabilities. Accordingly, the unaudited pro forma consolidated financial information includes a preliminary fair value determination based on assumptions and estimates that, while considered reasonable under the circumstances, are subject to changes, which may be material. In addition, the Company has not yet performed the due diligence necessary to identify all of the adjustments required to conform FCC Environmental's accounting policies and presentation to Heritage-Crystal Clean's or to identify other items that could significantly impact the fair value determination or the assumptions and adjustments made in the preparation of this unaudited pro forma consolidated financial information. Upon completion of a detailed valuation analysis, there may be additional increases or decreases to the recorded book values of the acquired assets and liabilities, including but not limited to inventories, supplier relationships, and other intangible assets, and property, plant, and equipment that could give rise to future amounts of depreciation and amortization expense and changes in related deferred taxes that are not reflected in this unaudited pro forma consolidated information. Accordingly, once the necessary valuation analyses have been performed and the final fair value determination has been completed, actual results may differ materially from the information presented in this unaudited pro forma consolidated financial information. Additionally, the unaudited pro forma consolidated statements of operations do not reflect the cost of any integration activities or benefits from the FCC Environmental acquisition or synergies that may be derived from any integration activities, any of which may have a material effect on Heritage-Crystal Clean's consolidated results of operations in periods following the completion of the Acquisition.

Below is a summary of the preliminary reconciliation of purchase consideration to the book value of net assets acquired and certain valuation adjustments related to the FCC Environmental acquisition (in thousands):

Total cash consideration	$88,828

Historical net book value of FCC Environmental	$119,462
Elimination of intercompany payable with former parent settled at closing	12,924
Preliminary valuation adjustment to inventory	2,819
Preliminary valuation adjustment to Property, plant, and equipment - net	9,584
Preliminary valuation adjustment to Software and intangible assets - net	915
Deferred and current tax impact of preliminary valuation adjustments	(39,650)
Residual adjustment to historical goodwill created by the business combination	(17,226)
Total acquisition cost	$88,828

Below is a summary of the initial purchase price allocation (in thousands):

Cash and cash equivalents	$576
Accounts receivable - net	19,311
Inventory - net	11,860
Income tax receivable - current	1,087
Other current assets	9,491
Property, plant, and equipment - net	48,046
Equipment at customers - net	179
Software and intangible assets - net	8,128
Accounts payable	(8,343)
Current maturities of long-term debt and term loan	(2,059)
Accrued salaries, wages, and benefits	(2,474)
Taxes payable	(2,104)
Other current liabilities	(2,436)
Other long-term liabilities	(2,161)
Deferred income taxes	2,494
Goodwill	7,233
Total acquisition cost	$88,828

The preliminary sources and uses of funds relating to the Acquisition are as follows (in thousands):

Sources of funds:
Term A loan	$62,125
Revolving loan	12,000
Total sources	$74,125

Uses of funds:
Cash payment to FCC Environmental stockholders	$88,828
Transaction costs (a)	3,860
Debt issuance costs	1,863
Total uses	$94,551

Net effect on cash on hand, excluding transaction costs	$16,566
Transaction costs incurred by Heritage-Crystal Clean in the first half of fiscal 2014	1,538
Estimated remaining transaction costs	2,322
Total net effect	$20,426
______
(a) Transaction costs include transaction costs incurred by Heritage-Crystal Clean in the first half of fiscal 2014, as well as estimated remaining transaction costs incurred after June 14, 2014.

(3)    RECONCILIATION TO ACCOUNTING PRINCIPLES GENERALLY ACCEPTED IN THE UNITED
STATES OF AMERICA

The Carve-out Combined Financial Statements of FCC Environmental have been prepared in accordance with IFRS, which vary in certain respects from U.S. GAAP.

The application of U.S. GAAP would have affected net income for the years ended December 31, 2013, the six months ended June 30, 2014, and shareholders' equity as of June 30, 2014 to the extent described below.

Reconciliation of net income from IFRS to U.S. GAAP

		For the Year Ended
		December 31, 2013
	Notes	(in thousands)

Net income as reported in the Carve-out combined financial statements under IFRS		$(32,869)
Goodwill impairment	(a)	(11,108)
Intangibles impairment	(b)
Impairment		(26,941)
Amortization		833
Deferred tax effect on U.S. GAAP adjustments		14,412
Net income reported under U.S. GAAP		$(55,673)

		For the six months ended
		June 30, 2014
	Notes	(in thousands)

Net income as reported in the Carve-out combined financial statements under IFRS		$(3,672)
Intangibles impairment	(b)	1,452
Deferred tax effect on U.S. GAAP adjustments		(544)
Net income reported under U.S. GAAP		$(2,764)

Reconciliation of net equity IFRS to U.S. GAAP

		As of
		June 30, 2014
	Notes	(in thousands)

Net equity as reported in the Carve-out combined financial statements under IFRS		$141,358
Goodwill impairment	(a)	(11,108)
Intangibles impairment
Impairment	(b)	(26,941)
Amortization		2,285
Deferred tax effect on U.S. GAAP adjustments		13,868
		$119,462

Note: All equity is reported as Retained Earnings

(a) Goodwill Impairment

Under IAS 36 (Impairment of Assets) a one-step goodwill impairment test is performed at the cash generating unit ("CGU") level. The CGU‘s carrying amount, including goodwill, is compared to its recoverable amount. Any impairment loss (amount by which the CGU‘s carrying amount, including goodwill, exceeds its recoverable amount) is allocated first to reduce goodwill to zero, then, subject to certain limitations, the carrying amount of other assets in the CGU are reduced pro rata based on the carrying amount of each asset.

Under ASC 350, a Company must first assess qualitative factors to determine whether it is more likely than not that the fair value of a reporting unit is less than its carrying amount (Step 0). If a company concludes that is the case, it must perform the two-step goodwill impairment test. Under Step 1, the fair value of the reporting unit is compared with its carrying amount. If the carrying amount of the reporting unit exceeds its fair value, then step 2 is performed to measure the amount of impairment loss, if any. Under step 2, the goodwill impairment loss is the amount by which the carrying amount of the goodwill exceeds the implied fair value of the goodwill determined by assigning the fair value of the reporting unit to all of the assets and liabilities of that unit (including any unrecognized intangible assets) as if the reporting unit had been acquired in a business combination. The amount of the impairment loss is limited to the carrying amount of the goodwill.

In 2013, under IFRS, FCC Environmental recognized a goodwill impairment of $38.3 million. Under U.S. GAAP, FCC Environmental recorded a goodwill impairment of $49.4 million. The net income adjustments in 2013 reflect the excess of the impairment charge under IFRS over the U.S. GAAP impairment charge. The deferred tax impact of the U.S. GAAP goodwill impairment was determined using the same approach as for the IFRS impairment (a pro-rata allocation of the impairment charge between taxable and non-taxable goodwill).

(b) Long lived assets impairment

Under IAS 36 (Impairment of Assets), a one-step approach requires an impairment loss calculation if impairment indicators exist. An impairment loss is recognized in income for the amount by which the carrying amount of the long-lived asset exceeds its recoverable amount.

Under ASC 360, if indicators of impairment have been identified (Step 1), then a two-step approach requires a recoverability test to be performed first to determine if the asset is recoverable (Step 2). The recoverability test compares the carrying amount of the asset to the sum of its future undiscounted cash flows generated through the asset’s use and eventual disposition. If the carrying amount of the asset is greater than the cash flows, the asset is not recoverable. If the asset is not recoverable, an impairment loss calculation is required (Step 3). The impairment loss is recognized in income for the amount by which the carrying amount of the long-lived asset exceeds its fair value.

In 2013, under IFRS, FCC Environmental recognized an intangibles impairment of $4.3 million. Under U.S. GAAP, FCC Environmental recorded an intangibles impairment of $31.2 million. The net income adjustments in 2013 reflect the excess of the impairment charge under U.S. GAAP over the IFRS impairment charge as well as the deferred tax impact presented on a separate line. In addition, the amortization for the three month and six month periods between the date of the impairment test and December 31, 2013 and between December 31, 2013 and June 14, 2014 is reversed under U.S. GAAP.

Classification differences

Under IAS 1 (Presentation of Financial Statements), the Company is required to classify deferred tax assets and liabilities as non-current. U.S. GAAP requires that an entity separates deferred tax liabilities and assets into a current amount and a non-current amount. Under U.S. GAAP, deferred taxes are presented as a current liability of $0.9 million and a non-current asset of $43.0 million at June 30, 2014. These amounts include the adjustments for the deferred tax effects of the U.S. GAAP adjustments to the extent they affect deferred tax assets and liabilities.

U.S. GAAP requires that prepaid expenses are classified as a separate line item under current assets. Under IFRS, FCC Environmental presents prepayments under inventories. The amount of prepayments is $0.1 million at June 30, 2014.

(4)    FCC ENVIRONMENTAL ACQUISITION PRO FORMA ADJUSTMENTS

a)     In addition to financing made available via the amended credit agreement, Heritage-Crystal Clean used $16.6 million of cash on hand to consummate the FCC Environmental acquisition.

b)     Reflects the adjustment to increase FCC Environmental's inventory to its preliminary estimated fair value by $2.8 million.

c)     Represents the impact of recording $1.9 million of debt issuance costs related to the debt issued to finance the transaction, of which $0.6 million is classified as other current assets, as it is the amount expected to be amortized in the 12 months following the acquisition.

d)     Reflects adjustments to increase FCC Environmental's property, plant, and equipment to its preliminary estimated fair value by $9.6 million. The pro forma adjustments to property, plant, and equipment - net reflect the following:

	Estimated Remaining Useful Life	Fair Value
	(in years)	(in thousands)
Machinery, vehicles, and equipment	8.5	$30,289
Buildings and storage tanks	17.5	7,442
Leasehold improvements	6	14
Land		10,480
Historical net book value of FCC Environmental's Property, plant, and equipment		(38,641)
Fair value step up		$9,584

e)     As of the effective date of the acquisition, identifiable intangible assets are required to be measured at fair value. These acquired assets may include assets that are not intended to be used or sold or that are intended to be used in a manner other than their highest and best use. For purposes of these unaudited pro forma condensed combined financial statements, it is assumed that all assets will be used and that all assets will be used in a manner that represents the highest and best use of those assets. The pro forma adjustments to intangible assets - net reflect the following:

	Estimated Remaining Useful Life	Fair Value
	(in years)	(in thousands)
Supplier relationships	9	$7,230
Software	1	580
Other intangible assets	3	318
Historical net book value of FCC Environmental's intangible assets		(7,213)
Fair value step up		$915

f)     The pro forma adjustment represents the residual adjustment to historical goodwill of $17.2 million resulting from purchase accounting after estimating the fair value of the identifiable assets acquired and liabilities assumed.

g)     Current maturities of long-term debt and term loan adjustment represents $3.1 million expected to be due in the first year on the additional Term A loan. Term loan debt and long-term revolving loan adjustments reflect the incremental new debt incurred by the Company to finance the FCC Environmental acquisition less the current portion of the Term A loan. The balance of new Heritage-Crystal Clean debt consists of the Term A loan of $62.1 million and the Revolving loan of $12.0 million.

h)     The pro forma adjustments to FCC Environmental have resulted in income tax expense and deferred tax adjustments. That tax amount in the pro forma column reflects a 37% tax rate on the total pro forma activity. The deferred adjustments in 2014 were reflected at a 37% rate. These rates differ from the federal statutory rate due to permanent items and state taxes. The future effective tax rate may differ significantly depending on post-acquisition activities. Under Section 382 of the Internal Revenue Code, substantial changes in ownership may limit the amount of Net Operating Loss ("NOL") carryforwards that could be utilized annually to offset future income, if any. The pro forma column significantly reduces the deferred tax assets, mainly related to NOL carryforwards, as a result of this limitation.

i)     Reflects adjustments to remove FCC Environmental’s historical equity to record the acquisition, the total of which is equal to its net book value of $119.5 million. Additionally, includes adjustments to record transaction costs $2.3 million, net of a $0.9 million tax effect, to record transaction costs not yet expensed at June 14, 2014.

j)    Eliminates intercompany payables with former parent of $12.9 million that were settled at closing.

k)     Reflects adjustments to selling, general, and administrative expenses to exclude transaction costs of $1.5 million incurred to execute the purchase that were expensed in the first half of fiscal 2014.

l)     The pro forma adjustment reflects the adjustment to FCC Environmental historical depreciation and amortization as a result of fair value adjustments to the acquired depreciable and amortizable assets and adjustments to their respective remaining useful lives.

The change in depreciation and amortization expense for FCC Environmental was as follows (in thousands):

	For the year ended	For the six months ended
	December 31, 2013	June 30, 2014
Increase in depreciation expense	$239	$156
(Decrease) increase in amortization expense	(1,913)	262
Total	$(1,674)	$418

m)     As described in notes herein, Heritage-Crystal Clean has incurred new debt to finance the FCC Environmental acquisition. The pro forma adjustments for the fiscal year ended December 28, 2013 and the first half ended June 14, 2014 reflect incremental interest expense of $3.1 million and $1.6 million, respectively, including amortization of debt issuance costs using the straight line method for the new debt.